Exhibit 99.1

FOR IMMEDIATE RELEASE
October 20, 2016

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Brent Wilder (Brent.Wilder@huntington.com), 614.480.5875

HUNTINGTON BANCSHARES INCORPORATED ANNOUNCES 14% INCREASE IN QUARTERLY CASH DIVIDEND ON ITS COMMON STOCK AND DECLARES QUARTERLY CASH DIVIDENDS ON ITS PREFERRED STOCKS

COLUMBUS, Ohio - Huntington Bancshares Incorporated announced the Board of Directors declared a quarterly cash dividend on the company’s common stock (NASDAQ: HBAN) of $0.08 per common share. This represents a $0.01 per share, or 14%, increase over the prior quarter. The common stock cash dividend is payable January 2, 2017, to shareholders of record on December 20, 2016.

In addition, the Board declared quarterly cash dividends on its four series of preferred stock. The Board declared a quarterly cash dividend on its 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (NASDAQ: HBANP) of $21.25 per share. The Board declared a quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $8.95 per share (equivalent to $0.22375 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.875% Series C Non-Cumulative Perpetual Preferred Stock (NASDAQ: HBANN) of $14.69 per share (equivalent to $0.36725 per depositary receipt share). Finally, the Board declared a quarterly cash dividend on its 6.25% Series D Non-Cumulative Perpetual Preferred Stock (NASDAQ: HBANO) of $15.625 per share (equivalent to $0.390625 per depositary receipt share). All four preferred stock cash dividends are payable January 16, 2017, to their respective shareholders of record on January 1, 2017.

About Huntington

Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with approximately $100 billion of assets and a network of 1,103 branches and 1,976 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.

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